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                                  EXHIBIT 99.1

NEWS BULLETIN                                        HARDINGE INC.
   FROM:                                      RE:    ONE HARDINGE DRIVE
                                                     ELMIRA, NY  14902
                                                     (NASDAQ: HDNG)
[THE FINANCIAL RELATIONS BOARD LOGO]
      BSMG WORLDWIDE

--------------------------------------------------------------------------------


AT THE COMPANY:      AT THE FINANCIAL RELATIONS BOARD/BSMG WORLDWIDE:
Richard L. Simons    Kerry Thalheim        John McNamara        David Closs
EXEC VP & CFO        General Inquiries     Analyst Inquiries    Media Inquiries
(607) 734-2281       (212) 661-8030        (212) 661-8030       (212) 661-8030
                     Ext. 3052             Ext. 3027            Ext. 3047



FOR IMMEDIATE RELEASE
THURSDAY, APRIL 26, 2001

                       HARDINGE REPORTS INCREASED EARNINGS
                              FOR THE FIRST QUARTER


ELMIRA, N.Y., APRIL 26, 2001 -- Hardinge Inc. (NASDAQ: HDNG), a leading producer of advanced material-cutting solutions, today reported net income of $2.19 million, or $0.25 per basic and diluted share, for the three months ended March 31, 2001. This compares to net income of $2.16 million, or $0.24 per basic and diluted share, in the first quarter of 2000. Hardinge's first quarter sales rose $10.6 million, or 22.2 percent, to $58.4 million. Excluding Hauser Tripet Tschudin (HTT), which the Company acquired on December 22, 2000, sales rose $1.9 million, or 4.0 percent.

These results exceeded the Company's prior projection given in its 2000 year end press release, which were earnings of $0.17 to $0.20 per basic and diluted share and sales of $52 million to $55 million. The improvement resulted primarily from stronger international sales due to earlier than anticipated shipment of certain multiple machine orders.

Sales in the U.S. market declined 16.2 percent to $27.4 million and accounted for 46.9 percent of total worldwide sales compared to 68.4 percent in the first quarter of 2000. Sales in Europe, however, increased 83.7 percent, to $18.7 million, or 32.1 percent of total sales. HTT provided approximately $5 million of the increase in European sales. Other international sales rose 150.3 percent to $12.3 million, or 21.0 percent of total sales, reflecting strong shipments of turning machines into Asia.


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Machine products represented $39.8 million, or 68.2 percent, of Hardinge's total first-quarter sales, which reflects an increase of 30.5 percent from first quarter 2000 sales of $30.5 million. Revenue from non-machine products and services were $18.6 million, or 31.8 percent of sales, an increase of 7.5 percent from first quarter 2000 sales of $17.3 million.

The Company's backlog was $68.4 million at March 31, 2001, including orders at HTT totaling $18.2 million. Total backlog increased 5.6 percent from December 31, 2000's backlog of $64.8 million, which included HTT. Excluding HTT, the backlog has increased 26.0 percent since March 31, 2000.

Gross margin was 32.9 percent of sales, compared to 32.8 percent in the first quarter of 2000.

Selling, general and administrative (SG&A) expenses increased to 26.2 percent of sales from 24.9 percent in the same quarter one year earlier. Excluding $175,000 of amortization of goodwill from the HTT acquisition, SG&A was 25.9 percent of sales, compared to the full year 2000 average of 25.5 percent.

Interest expense for the quarter ended March 31, 2001 was $0.9 million compared to $0.4 million one year earlier. This increase includes $0.4 million for interest on debt incurred from the HTT acquisition. Other increased borrowings were partially offset by lower interest rates in the most recent quarter.

Robert E. Agan, Chairman and Chief Executive Officer, commented, "We are very pleased with our first quarter performance. Considering the poor market conditions in the domestic machine tool industry, and the reluctance of many customers to finalize orders, these sales and earnings, and the increased backlog, are indeed encouraging. Our long-term geographic diversification program and our new Quest line of advanced precision lathes were both strong contributors to these results. We will aggressively continue our proven strategy for long-term shareholder return, with its focus on introducing effective new products, selectively expanding beyond our traditional markets and controlling production costs and operating expenses."

"Our customers will continue to face a chronic shortage of the quality, skilled labor which efficient parts production requires. Hardinge's new automated machines provide effective solutions for overcoming this obstacle. And outsourcing will continue to expand both domestically and in Europe. Hardinge, with our outstanding new products, our established reputation for both machine tool reliability and superior customer support, and our particular strengths in the job shop market, remains very well prepared to meet manufacturers' global needs for advanced material-cutting solutions," J. Patrick Ervin, President and Chief Operating Officer added.

"Our projections for the current year, however, have not changed. U.S. consumption of metal-cutting tools is down 31 percent, as reported in the latest data from the Association


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for Manufacturing Technology, the primary industry trade group. And that's from the first quarter of 2000, at already depressed levels. While the Fed's recent interest rate cuts will be helpful and Congress's delivery of the overdue tax cut appears likely, our customers' willingness to expand capital investment this year is far from certain.

"We anticipate second quarter revenues, including HTT, in the range of $52 million to $55 million with earnings of $0.20 to $0.23 per basic and diluted share. We still anticipate that U.S. sales will improve in the second half of the year, because of both higher shipments of new products and improved economic conditions. With that in mind, we continue to expect full year sales, including HTT, in the range of $225 million to $235 million and 2001 earnings in the range of $.90-$1.00 per basic and diluted share," Mr. Ervin concluded.

The Company will host its usual conference call at 10:00 am today to discuss its results. The call can be accessed via the Internet live or as a replay at www.streetfusion.com. The conference call will be archived for replay through Streetfusion's web site for 14 days following the call.

Hardinge Inc., founded more than 100 years ago, is an international leader in providing the latest industrial technology to companies requiring material-cutting solutions. The Company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines, electrical discharge machines and other industrial products. The Company's common stock trades on NASDAQ under the symbol "HDNG." For more information, please visit the Company's website at WWW.HARDINGE.COM.

    To receive additional information on Hardinge Inc., via fax at no charge, dial 1-800-PRO-INFO and enter code HDNG.


THIS NEWS RELEASE CONTAINS STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO THE FINANCIAL PERFORMANCE OF HARDINGE INC. SUCH STATEMENTS ARE BASED UPON INFORMATION KNOWN TO MANAGEMENT AT THIS TIME. THE COMPANY CAUTIONS THAT SUCH STATEMENTS NECESSARILY INVOLVE UNCERTAINTIES AND RISK, AND DEAL WITH MATTERS BEYOND THE COMPANY'S ABILITY TO CONTROL AND IN MANY CASES THE COMPANY CANNOT PREDICT WHAT FACTORS WOULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED. AMONG THE MANY FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS ARE FLUCTUATIONS IN THE MACHINE TOOL BUSINESS CYCLES, CHANGES IN GENERAL ECONOMIC CONDITIONS IN THE U.S. OR INTERNATIONALLY, THE MIX OF PRODUCTS SOLD AND THE PROFIT MARGINS THEREON, THE RELATIVE SUCCESS OF THE COMPANY'S ENTRY INTO NEW PRODUCT AND GEOGRAPHIC MARKETS, THE COMPANY'S ABILITY TO MANAGE ITS OPERATING COSTS, ACTIONS TAKEN BY CUSTOMERS SUCH AS ORDER CANCELLATIONS OR REDUCED BOOKINGS BY CUSTOMERS OR DISTRIBUTORS, COMPETITORS' ACTIONS SUCH AS PRICE DISCOUNTING OR NEW PRODUCT INTRODUCTIONS, GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL MATTERS, CHANGES IN THE AVAILABILITY AND COST OF MATERIALS AND SUPPLIES, THE IMPLEMENTATION OF NEW TECHNOLOGIES AND CURRENCY FLUCTUATIONS. ANY FORWARD-LOOKING STATEMENT SHOULD BE CONSIDERED IN LIGHT OF THESE FACTORS. THE COMPANY UNDERTAKES NO OBLIGATION TO REVISE ITS FORWARD-LOOKING STATEMENTS IF UNANTICIPATED EVENTS ALTER THEIR ACCURACY.


                          - Financial Tables Follow -



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                                 HARDINGE INC.
                               INCOME STATEMENTS
                 (Dollars in thousands, except per share data)


                                                          Three months ended
                                                              March 31,
                                                        2001             2000
                                                      ------------------------

Net Sales                                             $ 58,433        $ 47,836
Cost of sales                                           39,221          32,134
                                                      ------------------------
Gross profit                                            19,212          15,702

Selling, general and
 administrative expenses                                15,313          11,921
                                                      ------------------------
Income from operations                                   3,899           3,781

Interest expense                                           862             354
Interest (income)                                         (129)           (111)
                                                      ------------------------
Income before income taxes and minority interest
   in consolidated subsidiary and investment of
   equity company                                        3,166           3,538

Income taxes                                               958           1,451
Minority interest in (profit) loss of
   consolidated subsidiary                                (152)             75
Profit in investment of equity company                     137
                                                      ------------------------

Net income                                            $  2,193        $  2,162
                                                      ========================


Basic earnings per share                              $    .25        $    .24
                                                      ========================
Weighted average
 shares outstanding                                      8,705           8,852
                                                      ========================

Diluted earnings per share                            $    .25        $    .24
                                                      ========================
Weighted average
 shares outstanding                                      8,711           8,934
                                                      ========================


Other financial data:

Gross margin                                              32.9%           32.8%
Operating margin                                           6.7%            7.9%
Capital expenditures                                  $  1,893        $    787
Depreciation and amortization                         $  2,990        $  2,578

                                    - more -



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                                 HARDINGE INC.
                             SUMMARY BALANCE SHEET
                 (Dollars in thousands, except per share data)


                                                     At                 At
                                                  Mar. 31,           Dec. 31,
                                                  --------          ---------
                                                    2001               2000
                                                    ----               ----

Working capital                                   $118,855          $118,042
Total assets                                       284,265           283,116
Short-term debt                                     13,438            11,142
Long-term debt                                      46,269            47,417
Shareholders' equity                               167,272           169,463

Book value per share                              $  18.79          $  19.11
Shares outstanding                                   8,904             8,868
Ratio of total debt to
 total capitalization
 plus short-term debt                                26.31%           25.68%




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